                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                         PANCHO'S MEXICAN BUFFET, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ No fee required.

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

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     (4) Date Filed:

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

                      [PANCHO'S MEXICAN BUFFET, INC. LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               December 22, 1997

     The Annual Meeting of Stockholders of PANCHO'S MEXICAN BUFFET, INC., will be held at the Company's restaurant (Pancho's Mexican Buffet) 5025 Old Granbury Rd., Fort Worth, TX 76133 on Wednesday, January 28, 1998 at 10:00 a.m. for the following purposes:

          (1) To elect Two (2) Directors;

          (2) To consider and act upon a proposal to amend the 1992 Stock Option Plan ("1992 Plan").

and to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of Common Shares of record on the books of the Company at the close of business on December 11, 1997 will be entitled to vote at the meeting or any adjournment thereof.

     A complete list of Stockholders entitled to vote will be available for examination and inspection by any Stockholder from January 16-27, 1998, during usual business hours, at the Company's Corporate Office, 3500 Noble Ave., Fort Worth, TX 76111.

                                            By Order of the Board of Directors

                                                     SAMUEL L. CARLSON
                                                         Secretary

Fort Worth, Texas
December 22, 1997

                         PANCHO'S MEXICAN BUFFET, INC.

3500 Noble Avenue                                        Fort Worth, Texas 76111

                         (Principal Executive Offices)

                                PROXY STATEMENT

     The following information is submitted concerning the enclosed Proxy and the matters to be acted upon under the authority thereof at the Annual Meeting of Stockholders of the Company to be held on the 28th day of January, 1998, or, any adjournment thereof pursuant to the enclosed notice of said meeting.

                          INFORMATION CONCERNING PROXY

     The Proxy is solicited on behalf of the Board of Directors of the Company. It may be revoked by the stockholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date. The Proxy shall be suspended if the stockholder shall be present at the meeting and elects to vote in person.

     Unless contrary instructions are indicated on the Proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked or suspended before they are voted) will be voted for the proposals to elect two directors and amend the 1992 Stock Option Plan. The presence, in person, or by proxy, of the holders of a majority of the issued and outstanding Common Shares on December 11, 1997 is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Because the two nominees receiving the highest vote totals will be elected as Directors, abstentions and broker non-votes will not affect the outcome of the election. The affirmative vote of a majority of the Common Shares present, or represented by proxy, and entitled to vote at the Annual Meeting is necessary for approval of the proposed amendments to the 1992 Stock Option Plan.

     The cost of solicitation of Proxies by the Board will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, executive officers and employees of the Company personally or by telephone or facsimile. Forms of proxy material also may be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's common stock, and the Company may reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

     The securities of the Company entitled to vote at the meeting consist, as of December 11, 1997, of 4,389,159 Common Shares of a par value of $.10 per share. Only Stockholders of record on the books of the Company at the close of business on that date will be entitled to vote at the meeting. Each share is entitled to one vote on each matter to be voted on at the meeting. There are no cumulative voting rights.

     The approximate date on which this Proxy Statement and the enclosed Form of Proxy will be first sent or given to Stockholders is December 22, 1997.

                             ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the Board of Directors shall be not less than three (3) nor more than fifteen (15) members. The Board of Directors has fixed at seven (7) the number of Directors which will constitute the Board for the ensuing year.

     The Certificate of Incorporation and Bylaws of the Company provide for a classified Board of Directors, with the Board divided into three classes. At the 1998 meeting, two directors are to be elected for a term of three (3) years, and until their successors are duly elected and qualified. It is proposed that Messrs. Rudolph Rodriguez, Jr. and Samuel L. Carlson, current Directors of the Company, be elected for a term of three (3) years. Mauricio Sanchez Garcia has chosen not to stand for re-election and hence is not a nominee. The Board of Directors has no reason to believe that the nominees will refuse to act or be unable to accept election; however, in such event or if any other unforeseen contingencies should arise, it is intended that the proxies will be voted for such other persons as may be recommended by the Board of Directors.

                             THE BOARD OF DIRECTORS

     The following table indicates the name, age, principal occupation, position and offices with the Company for past five years, term of office and period during which he has served as such, of each Director and Director nominee.

                                        PROPOSED
                                        TERM OR
                             DIRECTOR   TERM TO                    ALL POSITIONS HELD
     NAME AND AGE             SINCE      EXPIRE                      PAST FIVE YEARS
     ------------            --------   --------                   ------------------
Rudolph Rodriguez, Jr.   65    1993       2001     Chairman, and Chief Executive Officer, Rodriguez
                                                     Festive Foods, Inc., a manufacturer of Mexican
                                                     Food products; Director, Texas Commerce Bank,
                                                     Fort Worth, Texas.
Samuel L. Carlson        61    1993       2001     Senior Vice President, Administration and
                                                     Secretary.
------------------------------------------------------------------------------------------------------
Hollis Taylor            61    1974       2000     President and Chief Executive Officer.
Robert L. List           60    1993       2000     President, Hammonds Candies & West Indies Candy
                                                     Company since 1992; President, Yellowstone
                                                     Environmental Services, Inc. from 1989 to 1992;
                                                     Director, Mercury Air Group, Inc. since 1990.
George N. Riordan        64    1994       2000     Chairman of the Board, The MacNeal-Schwendler
                                                     Corporation, a computer aided engineering
                                                     software firm, since January 1997, Director,
                                                     since 1983. Partner, George Riordan & Co.,
                                                     investment bankers.
------------------------------------------------------------------------------------------------------
Jesse Arrambide, III     45    1977       1999     Chairman of the Board of Directors since August
                                                     1993, and Chief Operations Officer since
                                                     December, 1994; Vice President, Operations from
                                                     November 1984 to August 1993; President, A & A
                                                     Foods, Inc. and President, A & A Foods No. 2,
                                                     Inc., operator of restaurants, since 1994.
Tomas Orendain           64    1993       1999     President, T.S. Orendain Associates, Inc., an
                                                     architectural firm. Chairman of the Board,
                                                     Orendain Telecommunication Services, Inc. since
                                                     1995.
------------------------------------------------------------------------------------------------------

                       BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors is convened annually following its election at the Annual Meeting of Stockholders, and at that time it elects officers and appoints committees to serve at the pleasure of the Board.

     During the fiscal year ending September 30, 1997, the Board of Directors held six meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and Committees of the Board on which he served during the fiscal year.

     The Compensation Committee is composed of Messrs. T. Orendain, G. Riordan and M. Sanchez Garcia. See "Compensation Committee Interlocks and Insider Participation" for further information. This committee met one time during the past fiscal year. Its function is to approve officers' salaries, administer executive compensation plans, and approve officers' bonuses.

     The Board of Directors, which acts as the Nominating Committee, will consider requests for nominations to the Board submitted in writing to the Secretary of the corporation at the principal executive offices of the corporation not less than 60 days, nor more than 90 days, prior to the next annual meeting of Stockholders scheduled to be held on January 27, 1999. Such request for nomination should include sufficient biographical material and other information required by Article II, Section 12 of the Bylaws to permit an appropriate evaluation by the Nominating Committee.

     The Audit Committee, which met one time during the fiscal year, is composed of Messrs. R. List, G. Riordan and R. Rodriguez. The function of the Audit Committee includes reviewing the engagement of the independent auditors, the scope and timing of the audit, certain non-audit services to be rendered by the independent auditors, reviewing the report of the independent auditors upon completion of their audit, and reviewing with the independent auditors and management the Company's policies and procedures with respect to accounting and financial controls.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                            AS OF DECEMBER 11, 1997

     The Company has only one outstanding class of equity securities, its Common Stock par value $.10. Unless otherwise indicated, all shares are owned directly and the owner has sole voting and investment powers with respect thereto.

     The security ownership of certain beneficial owners known to own more than five percent of the Company's Common Stock was:

       NAME AND ADDRESS OF         AMOUNT AND NATURE OF   PERCENT
        BENEFICIAL OWNER           BENEFICIAL OWNERSHIP   OF CLASS
       -------------------         --------------------   --------
Carolina S. Arrambide                     364,122(12)        8.30%
  3116 Westador Drive
  Arlington, Texas 76015
Estate of Jesse Arrambide                 233,259(8)         5.31%
  3116 Westador Drive
  Arlington, Texas 76015
Dimensional Fund Advisors Inc.(a)         287,000            6.54%
  1299 Ocean Ave., 11th Floor
  Santa Monica, CA 90401

---------------

(a) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 287,000 shares of Pancho's Mexican Buffet, Inc., all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     Cede & Co. and other central clearinghouses were the record holders of approximately 3,030,993 shares (69.1%), which include shares beneficially owned by some of the entities listed above.

     The security ownership, including shares subject to options that are exercisable in the next 60 days, (all Common Stock) of Directors and executive officers and Directors and executive officers as a group, was:

            NAME OF                 AMOUNT AND NATURE OF      PERCENT
       BENEFICIAL OWNER          BENEFICIAL OWNERSHIP(1)(2)   OF CLASS
       ----------------          --------------------------   --------
Hollis Taylor                              186,647              4.01%(3)
Samuel L. Carlson                          125,660              2.70%(5)
Jesse Arrambide, III                       108,514              2.33%(6)(8)
Robert L. List                              10,000               .22%(4)
Mauricio Sanchez Garcia                     10,000               .22%(4)
Rudolph Rodriguez, Jr.                      14,000               .30%(10)
W. Brad Fagan                                9,214               .20%(11)
Tomas S. Orendain                           10,000               .22%(4)
George N. Riordan                           10,000               .22%(9)
All Directors and executive                484,035             10.39%(7)
  officers as a group

---------------

 (1) Includes shares purchased by the employee stock purchase plan through September 30, 1997.
 (2) Based on presently exercisable options which are indicated in the following footnotes to this table, the percentage ownership is calculated on the assumption that the shares presently purchasable, or purchasable within the next sixty days, underlying such options are outstanding.
 (3) This amount includes 77,000 shares subject to options that are exercisable within the next sixty days.
 (4) Shares subject to options that are exercisable within the next sixty days.
 (5) This amount includes 63,000 shares subject to options that are exercisable within the next sixty days.
 (6) The amount includes 76,000 shares subject to options that are exercisable within the next sixty days.
 (7) This amount includes 268,500 shares that directors and executive officers have the right to acquire within the next sixty days through the exercise of stock options. The exercise price of all these options is much higher than the market price of the Company's stock on December 11, 1997.
 (8) Estate of Jesse Arrambide has pledged 102,632 of the Company's common shares for various loans. Jesse Arrambide, III acts as Independent Executor and has sole voting power of these shares. Jesse Arrambide, III disclaims beneficial ownership of these securities.
 (9) This amount includes 8,000 shares subject to options that are exercisable within the next sixty days.
(10) This amount includes 10,000 shares subject to options that are exercisable within the next sixty days.
(11) This amount includes 4,500 shares subject to options that are exercisable within the next sixty days.
(12) Carolina S. Arrambide has pledged 200,000 of the Company's common shares for various loans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the NASDAQ initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the two fiscal years ended September 30, 1997, all
Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten-percent beneficial owners were in compliance, with the exception that non-employee directors, Messrs. Rodriguez, Jr., Orendain, List, Riordan and Sanchez-Garcia, filed a Form 4 late with regard to the automatic annual grant in January, 1996 of stock options covering 2,000 shares to each named person. Once the omission was discovered, Form 4s were promptly filed.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the other three most highly compensated executive officers of the Company (the "Named Executive Officers") for the fiscal years shown.

                                                                                                    LONG TERM
                                                                                                   COMPENSATION
                                                     ANNUAL COMPENSATION                              AWARDS     ALL OTHER
                                  FISCAL   ---------------------------------------  OTHER ANNUAL   ------------ COMPENSATION
  NAME AND PRINCIPAL POSITION      YEAR     SALARY($)  BONUS($)(1)   BONUS($)(2)   COMPENSATION(3)   OPTIONS       ($)(4)
  ---------------------------    --------- ----------- ----------- --------------- --------------- ------------ ------------
Hollis Taylor...................     1997  $  176,788              $      33,703                                $      4,588
  President and Chief                1996     155,299          0          29,988             0             0           4,614
  Executive Officer                  1995     144,000          0          28,164             0             0           3,857
Jesse Arrambide III.............     1997     135,046                     15,591                                         671
  Chairman of the Board and          1996     118,631          0          14,172             0             0             671
  Chief Operations Officer           1995     110,000          0          13,256             0             0             671
Samuel L. Carlson...............     1997     110,492                     23,387                                       1,720
  Senior Vice President              1996      97,062          0          21,259             0             0           1,339
  Administration and                 1995      90,000          0          19,885             0             0           2,210
    Secretary
W. Brad Fagan(5)................     1997      79,800                                                                    390
  Vice President, Treasurer          1996      70,100          0               0             0             0             548
  and Assistant Secretary            1995      57,673          0               0             0         5,000             975

---------------

(1) Annual incentive plan. (see Report of the Compensation Committee of the Board of Directors)

(2) Stock bonus program. (see Report of the Compensation Committee of the Board of Directors)

(3) "Other Annual Compensation" is intended to cover forms of annual compensation not properly categorized as salary or bonus, including perquisites. No named executive received such compensation or perquisites which exceeded a threshold level for disclosure purposes.

(4) The totals in the column reflect the value of the Company contributions to each named executive under the Employee Stock Purchase Program and additional life insurance. These amounts were as follows: Hollis Taylor:
    $1,500 and $3,088. Jesse Arrambide III: $600 and $71. Samuel L. Carlson: $0 and $1,720 and W. Brad Fagan: $390 and 0.

(5) Mr. Fagan was elected Vice President, Treasurer and Assistant Secretary September 29, 1995.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL

     There currently exist Employment Agreements between the Company and Messrs. Taylor, Arrambide, Carlson and Fagan, providing that Messrs. Taylor, Arrambide, Carlson and Fagan, are to be employed by the Company until December 31, 2001, (December 31, 1998 in the case of Mr. Fagan) each at a base salary of not less than $193,536, $147,840, $120,960 and $87,360 per year, respectively. These
Agreements will be automatically renewed on December 31 of each succeeding year for a period of five years, (two years in the case of Mr. Fagan) expressly subject to the approval of the Compensation Committee. During the term of the aforesaid Employment Agreements, these individuals are to serve as officers of the Company, and perform such services similar to and not inconsistent with the present positions held by each with the Company. In addition, they shall be eligible to participate in all Company benefit, bonus and other plans. Under the terms of each Employment Agreement, such employment may be terminated for "cause" as defined in each Employment Agreement. See 1992 Stock Option Plan for change in control provisions.

                           COMPENSATION OF DIRECTORS

     Each member of the Board of Directors who is not an employee of the Company receives a Director's fee in the amount of $10,000 annually, and reimbursement of actual expenses incurred. Directors who are not employees of the Company have in the past received options under both the Stock Option Plan for Non-Employee Directors and the 1992 Stock Option Plan. Non-employee Directors will receive future automatic option grants under the 1992 Stock Option Plan, as described below.

1992 STOCK OPTION PLAN

     The 1992 Stock Option Plan (1992 Plan) was approved by the shareholders at the Annual Meeting held January 27, 1993. Under the 1992 Plan, each Director of the Company who was not an employee automatically received a non-qualified stock option immediately following the Annual Meeting of Shareholders held on January 27, 1993, in the amount of 5,000 shares of the Company's Common Stock. At each Annual Meeting of the shareholders thereafter, each Director of the Company who is not an employee of the Company will automatically receive a non-qualified stock option covering 2,000 shares of the Company's Common Stock. All options granted under the 1992 Plan will have an exercise price equal to the fair market value of the Common Stock on the date of the Annual meeting of the shareholders to which it relates. Each option granted will have a term not to exceed ten (10) years and generally will become exercisable at the rate of twenty-five percent (25%) for each year the optionee remains with the Company as a Director. Options granted to a Director can, in no event, be exercisable until the lapse of six
(6) months from the date of grant.

     Other than in the case of a reincorporation of the Company in another state, in the event of (i) dissolution or liquidation of the Company, (ii) a transaction in which more than 50 percent of the shares of the Company that are entitled to vote are exchanged, or (iii) any merger or consolidation or other reorganization in which the Company is not the surviving corporation (or in which the Company becomes a subsidiary of another corporation), outstanding options under this Plan shall become fully exercisable immediately prior to any such event.

     Unless terminated earlier by reason of expiration of the option term, options under the 1992 Option Plan will terminate (a) three months after the optionee's directorship terminates for reasons other than death or disability;
(3) 12 months after termination for disability; and (c) the normal termination date, in the case of death. All options granted under the 1992 Plan will be non-transferable by the optionee other than by Will or the laws of descent and distribution. Such options may contain such other terms, provisions and conditions not inconsistent with the 1992 Plan.

     Pursuant to the terms of the 1992 Plan, options covering 331,000 shares at a market price of $11.375 were granted to officers and employees of the Company on December 16, 1993 and 5,000 shares at a price of 3.1875 on September 29, 1995, and to non-employee Directors, 15,000 shares on January 26, 1994, 12,000 shares on January 25, 1995 and January 24, 1996 and 10,000 shares on January 22, 1997. On January 28, 1998, options covering 10,000 shares of the Company's Common Stock will automatically be granted to the non-employee Directors of the Company. Options to purchase 337,250 shares of the Company's Common Stock are outstanding as of September 30, 1996. With the exception of the automatic grants to non-employee directors, no other options were granted, and no options were exercised during the fiscal year ended September 30, 1997. The exercise price of all outstanding options is higher than the market price of the Company's stock on December 11, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On January 24, 1996, the Board of Directors appointed a Compensation Committee to include Messrs. G. Riordan, T. Orendain and M. Sanchez Garcia. Members of the immediate family of M. Sanchez Garcia, had a 27% ownership; and the Company, through one or more domestic and Mexican corporations, had a 73% ownership, in a Mexican corporation which owned and operated a restaurant in Guadalajara, Mexico. The restaurant opened October 27, 1995. The Company expended approximately $2,323,000 in relation to the ownership and construction of this restaurant. DEISA, a Mexican corporation, owned by M. Sanchez-Garcia and his family, received fees for management services of $36,000 in fiscal 1997. Included in the Company's 1997 restructuring plan was a provision for discontinuing the Company's participation in the Mexico joint venture, effective May 31, 1997. The Company has written off its entire investment in the Mexico venture, transferring all of its interest to its joint venture partner, M. Sanchez Garcia, in exchange for assumption of all of the Company's liabilities and operating cost incurred after May 31, 1997.

                           INDEBTEDNESS OF MANAGEMENT

     The Company has made loans to key employees and officers of the Company to purchase stock of the Company. The Board of Directors is of the opinion that by providing a means for certain key persons to obtain an equity ownership in the Company that the Company could retain and attract qualified employees for its key positions.

     In April, 1992, loans totalling $757,625 were made to eleven key employees who purchased 104,500 shares of authorized, but unissued common stock from the Company, at the then current market price. The loans bear interest at the rate of 7.83 percent, and provide for periodic payment. The largest indebtedness in excess of $60,000 outstanding to any one person since October 1, 1996, and the balance as of December 11, 1997, was $87,000 and $72,500 respectively for Hollis Taylor, $65,250 and $54,375 respectively for Samuel L. Carlson.

     Jesse Arrambide, III and Arrambide family-owned restaurant operations, collectively, are indebted to the Company in the amount of $87,181 as of December 11, 1997, the largest aggregate amount of such indebtedness outstanding since October 1, 1996 was $95,139.

     This indebtedness, including certain advances, was incurred by Jesse Arrambide, III, individually, in connection with a Company loan to purchase Company stock, and by the Arrambide family-owned restaurant operations in connection with the purchases from the Company of supplies and equipment on a cost plus basis.

     As of December 11, 1997 no other executive officer and/or directors had an outstanding balance in excess of $60,000.

      AGGREGATED OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES

                                                                         NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                              OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                            SHARES                        SEPTEMBER 30, 1997         SEPTEMBER 30, 1997(1)(2)
                                           ACQUIRED        VALUE      ---------------------------   ---------------------------
                  NAME                    ON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                  ----                    -----------   -----------   -----------   -------------   -----------   -------------
Hollis Taylor...........................        0          N.A.         58,500         18,500           $0              0
Jesse Arrambide III.....................        0          N.A.         57,500         18,500            0              0
Samuel L. Carlson.......................        0          N.A.         48,000         15,000            0              0
W. Brad Fagan...........................        0          N.A.          4,500          2,500            0              0

---------------

(1) Market value less exercise price, before payment of applicable income taxes.

(2) Exercise price is higher than market price of Company's stock.

                        COMPANY STOCK PRICE PERFORMANCE

     The graph below compares the cumulative total shareholder return on $100 invested on October 1, 1992, assuming the reinvestment of all dividends, on the Common Stock of the Company for the last five years with the cumulative total return of the Nasdaq Stock Market Index (US Companies) and the Nasdaq Eating and Drinking places (US Companies).

                COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                         PANCHO'S MEXICAN BUFFET, INC.

                                 CHART TO COME

                                                                      YEAR ENDED SEPTEMBER 30
                                                              ---------------------------------------
                                                              1992   1993   1994   1995   1996   1997
                                                              ----   ----   ----   ----   ----   ----
     M  Pancho's Mexican Buffet, Inc.                         100.0  142.4  124.6  46.0   30.1   34.2
---
 . . .  Q Nasdaq Stock Market Index (US Companies)             100.0  131.0  132.1  182.4  216.4  297.1
  - .
- - - -  O Nasdaq Eating & Drinking Places (US Companies)     100.0  116.7  101.4  109.6  110.0  101.1

NOTES:
    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

    D. The index level for all series was set to $100.00 on 09/30/92.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company, establishes the compensation plans and specific compensation levels for executive officers and administers the Company's annual incentive plan and stock option plan. The Compensation Committee is composed of three independent, non-employee directors who have no interlocking relationships as defined by the SEC, with the exception of Maurice Sanchez Garcia, who has chosen not to stand for re-election.

     The compensation committee relies primarily on data supplied by outside consultants. Base salary, annual incentive and long-term incentive comparisons are made relative to companies within the food and restaurant industry with revenues closely comparable to the Company.

     The compensation program for executives is viewed as a total compensation package comprised of base salary, annual incentives and long-term capital appreciation opportunities in the form of a stock purchase program. The total cash compensation is comprised of base salaries that are targeted to be slightly less than the average market salaries for comparable companies with annual incentive opportunity targeted at a level higher than average. In 1997, the CEO and other named executive officers received a 20% salary increase because their salaries were significantly below the average of the Company's peers.

ANNUAL INCENTIVE

     The Officer's Bonus program is designed to reward executives for the annual growth of the Company. Officers become eligible for a bonus only after a predetermined level of consolidated earnings, before income taxes and payouts of officer's bonuses has been met. After the target level of performance has been met, ten percent of the consolidated earnings before income taxes and officer's bonus is used to fund a bonus pool. The amount of individual bonus is calculated based on the percentage of officers base salary as compared to the total base salaries of all officers excluding the Vice President of Operations. To be eligible, all officers must be employed at the end of the fiscal year and any new officer would receive a bonus based on a pro-rata basis. Payment of bonuses are made after the annual audit. There were no incentive bonuses paid in 1997.

LONG-TERM INCENTIVES

     The stock bonus program utilized by the Company is designed to (1) align executives with the long-term goals of the Company, (2) create an environment whereby executives are aligned closely with shareholders and (3) encourage high levels of stock ownership. Primary emphasis of the total compensation package for executives is placed on the long-term component. The program of the Company provides loans to executives to purchase shares of stock at a fixed market price. The loan must be paid off ratably over ten years. If the financial position of the Company and individual performance warrants, the Company pays to the executive a stock bonus to cover the cost of the annual loan payment. While this program has been successful, the long-term incentive compensation is still below market.

CEO COMPENSATION

     The Compensation Committee believes that the Chief Executive Officer's
(CEO) compensation should be influenced by Company performance. Therefore, although there is necessarily some subjectivity in setting the CEO's salary, elements of the compensation package are directly tied to Company performance. The Committee establishes the CEO's salary by considering the salaries of CEO's of comparably-sized companies and their performance according to data obtained by the Committee from independent outside consultants. In addition, the CEO participates in the annual incentive plan described above.

     The number of shares granted to the CEO is determined by the subjective evaluation of the executive's ability to influence the Company's long-term growth and profitability. The last grant of options the CEO received consisted of 74,000 shares granted in 1993 at a market price of $11.375 per share. All shares available to be purchased by the executive are granted at the current market price. A loan was made to the CEO in 1992 to purchase 20,000 shares at a market price of $7.875 per share. The loan is payable over ten years plus interest. It has been Company policy to bonus to the CEO an amount to cover the annual loan cost if the Company is in a financial position to make such a payment and if the CEO's performance warranted such stock bonus. During the fiscal year, the Company paid a stock bonus of $33,704 to the CEO. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy.

Compensation Committee:

         Thomas Orendain
         George N. Riordan
         Mauricio Sanchez

     Notwithstanding anything to the contrary set forth in any of the company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the company Stock Performance Chart on Page 8 shall not be incorporated by reference into any such filings.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     Rudolph Rodriguez, Jr., Director, is Chairman and Chief Executive Officer of Rodriguez Festive Foods, Inc., which sold products to the Company's outside distributor, which are then purchased by the Company, in the amount of $2,728,000 during the fiscal year ended September 30, 1997. In the same fiscal year, Rodriguez Festive Foods, Inc. purchased items in the amount of $75,000 from the Company. Rodriguez Festive Foods, Inc. also leases the Company's cold storage facilities formerly used by the Company's food distribution center. The lease is for $5,000 per month expiring on October 31, 2000 including renewal options. All of the foregoing transactions with Rodriguez Festive Foods, Inc. were entered into in the ordinary course of business, and it is believed that the terms and conditions are no less favorable to the Company than they would have been for similar transactions with unrelated parties.

     Members of the immediate family of M. Sanchez Garcia, had a 27% ownership; and the Company, through one or more domestic and Mexican corporations, had a 73% ownership, in a Mexican corporation which owned and operated a restaurant in Guadalajara, Mexico. The restaurant opened October 27, 1995. The Company expended approximately $2,323,000 in relation to the ownership and construction of this restaurant. DEISA, a Mexican corporation, owned by M. Sanchez-Garcia and his family, received fees for management services of $36,000 in fiscal 1997. Included in the Company's restructuring plan was a provision for discontinuing the Company's participation in the Mexico joint venture, effective May 31, 1997. The Company has written off its entire investment in the Mexico venture, transferring all of its interest to its joint venture partner, M. Sanchez Garcia, in exchange for assumption of all of the Company's liabilities and operating cost incurred after May 31, 1997.

     Occasional sales of supplies and equipment are made on a cost plus basis to the family owned restaurant operations of Jesse Arrambide III, Chairman of the Board and Chief Operations Officer of the Company. Sales were $7,000 for the year ended September 30, 1997.

                                                                       EXHIBIT A

                  PROPOSAL TO AMEND THE 1992 STOCK OPTION PLAN

     For several years, the Company has utilized stock options as a key part of its overall compensation strategy for key employees. As of September 30, 1996, stock options granted under the Company's 1992 Stock Option Plan ("1992 Plan") were held by 18 different officers, directors, and key employees of the Company. The Company believes that its continued success depends upon its ability to attract and retain highly qualified and competent officers, directors, and employees and that the 1992 Plan enhances that ability and provides additional incentive to such personnel to advance the interest of the Company and its shareholders.

     On October 17,1997, the Board of Directors unanimously approved two Amendments to the 1992 Plan, subject to shareholders' approval. By the first amendment, the Board increased the number of shares available under the 1992 Plan because a large portion of the shares originally available were covered by outstanding grants under the 1992 Plan. If approved by shareholders at the Annual Meeting, the first sentence of Section 3 of the 1992 Plan will be amended to provide as follows:

         "Subject to the provisions of paragraph 7 (relating to the adjustment upon changes in stock), the number of shares which may be sold pursuant to options under the Plan shall not exceed in the aggregate 600,000 shares of Common stock of the Company."

The remaining language of Section 3 will not be changed and the only effect of this Amendment will be to increase the number of shares of Common stock authorized and available for issuance under the terms of the 1992 Plan.

     By the second amendment, the Board increased the number of shares covered by options automatically granted annually to each non-employee Director from 2,000 shares to 4,000 shares. If approved by shareholders at the annual meeting, the second sentence of section 4(b) of the 1992 Plan will be amended to reflect the increase in the annual grant from 2,000 to 4,000 shares each. No other changes to this section of the 1992 Plan will be made by this amendment.

     Other than options which will be automatically granted to non-employee directors on January 28, 1998, it is not possible at this time to indicate the number, names, or positions of officers or employees who will receive future stock options or the number of shares of Common stock for which future stock options will be granted to any employee under the 1992 Plan.

     The principal features of the 1992 Plan are described below. The description of the 1992 Plan is qualified in its entirety by reference to the complete text of the 1992 Plan which has been filed with the Securities and Exchange Commission, and any shareholder desiring a copy of this 1992 Plan may obtain it by writing to Pancho's Mexican Buffet, Inc., Attention: Secretary of the Company, 3500 Noble Avenue, Fort Worth, Texas 76111.

  Description of the 1992 Stock Option Plan, Including Proposed Amendments

     Options granted under the 1992 Plan may be either "incentive stock options" within the meaning of that term as used in Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Under the 1992 Plan, options may be granted to officers and other key employees, and consultants of the Company and its subsidiaries, except that incentive stock options may not be granted to consultants of the Company or any of its subsidiaries. The aggregate value (at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any Optionee during any calendar year may not exceed $100,000.

     Subject to shareholder approval each director of the Company who is not an employee of the Company will automatically receive a non-qualified stock option covering 4,000 shares of common stock under the 1992 Plan immediately following each annual meeting of shareholders of the Company, commencing with the meeting to be held on January 28, 1998. Each such option will have an exercise price equal to the fair market value of the Common stock of the Company on the date of the annual meeting of the shareholders to which it relates.

     The purchase price of shares acquired upon exercise of an incentive stock option under the 1992 Plan must not be less than 100% of the fair market value of the shares on the date the option is granted, with the exception that in the case of incentive stock options granted to shareholders who own 10% or more of the total combined voting power of all classes of stock of the Company or its subsidiaries (a "10% shareholder") the exercise price must be not less than 110% of such fair market value. The purchase price of shares acquired upon exercise of a non-qualified stock option under the 1992 Plan may not be less than 85% of the fair market value of the shares on the date the option is granted. Payment of the purchase price may be made in cash or in shares of Common Stock of the Company or, in the discretion of the Board of Directors or Committee designated by the Board, a promissory note or such other form of legal consideration that may be acceptable to the Board or Committee.

     The term of an option cannot exceed ten years (five years in case of an incentive stock option granted to a 10% shareholder). An option generally becomes exercisable at the rate of 25% for each year the Optionee remains with the Company as an employee or a director. Options granted to an executive officer or a director can in no event be exercisable until the lapse of six months from the date of its grant.

     Unless terminated earlier by reason of expiration of the option term, options under the 1992 Plan will terminate (a) three months after the Optionee's employment or directorship terminates for reasons other than death or disability; (b) twelve months after termination for disability; and (c) at the normal termination date, in case of death. All options granted under the 1992 Plan will be non-transferable by the Optionee during the Optionee's lifetime. The options may contain such other terms, provisions, and conditions not inconsistent with the 1992 Plan as may be determined by the Board of Directors or Committee administering the option plan.

     If any option granted under the 1992 Plan terminates or expires unexercised in whole or in part, the shares released from that option may be made subject to additional options granted under the 1992 Plan, including options granted to the same Optionee having a lower exercise price than the terminated option.

     The grant of an incentive stock option should have no tax effect on the Company or the Optionee to whom it is granted, and there generally is no tax upon exercise of the option. If an Optionee does not dispose of shares acquired upon exercise of the option within two years of the date of granting the option, nor within one year after exercise of the option, any gain realized by the Optionee on the subsequent sale of such shares is treated as long-term capital gain for federal income tax purposes. If the shares are sold prior to the expiration of such periods, the lesser of (a) the difference between the exercised price and the value of the stock at the date of exercise and (b) the amount realized on disposition over the purchase price is treated as compensation to the Optionee taxable as ordinary income. The excess gain, if any, is treated as capital gain (which will be short-term or long-term capital gain depending upon the length of time the shares were held). The excess of the fair market value of the shares over the option price at the time of exercise of an incentive stock option may subject the recipient to the alternative minimum tax provided for in the Internal Revenue Code of 1986, as amended (which, generally speaking, will be applied only if it produces a tax that is higher than the individual's regular tax liability). The Company is allowed a deduction for tax purposes only to the extent, and at the time, that the Optionee receive ordinary income by reason of the Optionee's sale of shares.

     The maximum federal income tax rate that will apply to any long-term capital gain recognized on the sale of stock received upon the exercise of an incentive stock option will depend upon the period that the shares have been held following the exercise of the option. For sales occurring within 18 months of exercise, the maximum long-term capital gains rate will be 28%, while that for sales occurring more than 18 months after exercise is 20% (18% if the stock has been held for five years after exercise and is sold after the year 2000). These rates are based on current law, which may change by the time a sale is made.

     The grant of a non-qualified stock option under the 1992 Plan also should have no tax effect on the Company or the Optionee to whom it is granted. However, the difference between the option price and the fair market value of the Company's Common Stock on the date of exercise of a non-qualified option is taxable as ordinary income to the Optionee. To the extent the Optionee realizes ordinary income on the exercise of the option, the Company has a corresponding deduction.

     The 1992 Plan is to be administered by the Board of Directors or by a Committee designated by the Board, and the Board may at anytime terminate or amend the 1992 Plan. The Compensation Committee has been designated by the Board to administer the 1992 Plan. Any amendment of the 1992 Plan, however, which increases the number of shares which may be issued under the 1992 Plan, or changes the requirements as to eligibility for participation in the 1992 Plan, must be approved by the shareholders of the Company.

     On December 11, 1997, the closing price of the Company's Common Stock on the NASDAQ National Market System was $2.00.

     THE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE 1992 STOCK OPTION PLAN. PROXIES SOLICITED HEREBY WILL BE VOTED FOR THE PROPOSAL UNLESS A VOTE AGAINST THE PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The independent auditors of the Company are Deloitte & Touche LLP, who have acted in that capacity for many years. The Company has requested that Deloitte & Touche LLP act as the independent auditors for the Company for fiscal 1998. Representatives of Deloitte & Touche LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions addressed to them.

                  INFORMATION CONCERNING STOCKHOLDER PROPOSALS

     A Stockholder intending to present a proposal to be presented at the next Annual Meeting of Stockholders must deliver such proposal in writing to the Company's principal executive offices no later than August 21, 1998.

             OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

     The Company knows of no matters other than those above stated which are to be brought before the meeting. It is intended that the persons named in the enclosed Proxy will vote your stock according to their best judgment if any other matters do properly come before the meeting.

     If a stockholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the Proxy statement, the stockholder must follow the procedures outlined in the Company's Bylaws. A copy of these procedures is available upon request from the Secretary of the Company, 3500 Noble Avenue, Fort Worth, Texas 76111. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice must be received not less than 60 days nor more than 90 days prior to the meeting.

     A copy of the Annual Report for fiscal 1997 is being mailed to Stockholders with the Proxy Statement. The Annual Report is not to be regarded as proxy-soliciting material or a communication by means of which any solicitation is to be made.

     Whether or not you intend to be present at this meeting, you are urged to return the Proxy promptly. If you are present at the meeting, and wish to vote your stock in person, this Proxy shall, at your request, be returned to you at the meeting.

                                            By Order of the Board of Directors

                                                     SAMUEL L. CARLSON
                                                         Secretary

Dated: December 22, 1997

                     SITE OF PANCHO'S MEXICAN BUFFET, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                   WEDNESDAY, JANUARY 28, 1998 AT 10:00 A.M.

                            PANCHO'S MEXICAN BUFFET
                             5025 OLD GRANBURY RD.
                              FORT WORTH, TX 76133

                             TELEPHONE 817-292-0180

                                      MAP

                        PANCHO'S MEXICAN BUFFET, INC.
                  PROXY FOR ANNUAL MEETING JANUARY 28, 1998
              THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS

     That I, the undersigned, do make, constitute and appoint Jesse Arrambide III, Samuel L. Carlson and Hollis Taylor, or any of them, or any of them, my true and lawful attorneys, with power of substitution, for me and in my name to vote at the annual meeting of the stockholders of PANCHO'S MEXICAN BUFFET, INC. to be held on the 28th day of January, 1998, and at any adjournment thereof, on the stock of said Company standing in my name upon its books. The Board of Directors recommends a vote for proposals 1 & 2.

(1)  [ ] FOR   [ ] WITHHOLD VOTE   The election of Rudolph Rodriguez, Jr. and
     Samuel L. Carlson as directors. If you desire to withhold authority to vote for any individual nominee, please write that nominee's name on the space provided:

--------------------------------------------------------------------------------

(1)  [ ] FOR   [ ] AGAINST    [ ] ABSTAIN    To consider and act upon a
     proposal to amend the 1992 Stock Option Plan.

      THIS PROXY, PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREON BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND IN THE DISCRETION OF THE PROXIES SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.


Date:
     ----------------------              ---------------------------------
                                                      Signature

                                         ---------------------------------


                                                    INSTRUCTIONS

                                         If signing in a representative
                                         capacity (as attorney, executor
                                         or administrator, trustee,
                                         guardian or custodian, corporate
                                         officer or general partner)
                                         please indicate such capacity
                                         following signature. Proxies for
                                         custodial accounts must be signed
                                         by the named custodian, not by
                                         the minor.